EXHIBIT 12.1

                         ARIZONA PUBLIC SERVICE COMPANY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                                    ($000'S)

                                     Three Months
                                    Ended March 31,                      Twelve Months Ended
                                         2003                                December 31,
                                      ----------    --------------------------------------------------------------
                                         2003          2002         2001         2000         1999         1998
                                      ----------    ----------   ----------   ----------   ----------   ----------
Earnings:
  Income from continuing
    operations ....................   $   15,933    $  199,343   $  280,688   $  306,594   $  268,322   $  255,247
  Income taxes ....................       10,462       126,805      183,136      195,665      133,015      133,452
  Fixed charges ...................       42,910       168,985      166,939      179,381      179,088      183,398
                                      ----------    ----------   ----------   ----------   ----------   ----------
    Total earnings ................   $   69,305    $  495,133   $  630,763   $  681,640   $  580,425   $  572,097
                                      ==========    ==========   ==========   ==========   ==========   ==========

Fixed Charges:
  Interest charges ................       34,227    $  133,878   $  130,525   $  141,886   $  140,948   $  144,695
  Amortization of debt discount ...          720         2,888        2,650        2,105        2,084        2,410
  Estimated interest portion of
    annual rents ..................        7,963        32,219       33,764       35,390       36,056       36,293
                                      ----------    ----------   ----------   ----------   ----------   ----------
    Total fixed charges ...........   $   42,910    $  168,985   $  166,939   $  179,381   $  179,088   $  183,398
                                      ==========    ==========   ==========   ==========   ==========   ==========

Ratio of Earnings to Fixed
  Charges (rounded down) ..........         1.61          2.93         3.77         3.79         3.24         3.11
                                      ==========    ==========   ==========   ==========   ==========   ==========